Exhibit 10.4
[EMPL_NAME]
AMAT ID Number: [EMPLID]
Grant Number: [GRANT_ID]

APPLIED MATERIALS, INC.
RESTRICTED STOCK UNIT AGREEMENT FOR NONEMPLOYEE DIRECTORS
NOTICE OF GRANT
Applied Materials, Inc. (the “Company”) hereby grants you, [EMPL_NAME] (the “Grantee”), an award of Restricted Stock Units under the Company’s Employee Stock Incentive Plan (the “Plan”). The date of this Restricted Stock Unit Agreement (the “Agreement”) is [GRANT_DT] (the “Grant Date”). Subject to the provisions of the Terms and Conditions of Restricted Stock Unit Agreement (the “Terms and Conditions”), which constitute part of this Agreement and of the Plan, the principal features of this award are as follows:

Number of Restricted Stock Units:	[MAX_SHARES]

Vesting of Restricted Stock Units:
One-Hundred percent (100%) of the Restricted Stock Units subject to the Award will vest on March 1, 2013 or, if earlier, on the date immediately before the date of the Annual Meeting of Stockholders of the Company that next follows the Grant Date.*

* Except as otherwise provided in the Terms and Conditions of this Agreement, the Grantee will not vest in the Restricted Stock Units unless he or she remains a Director of the Company through the applicable vesting date.

IMPORTANT:

Your signature below indicates your agreement and understanding that this award is subject to all of the terms and conditions contained in the Terms and Conditions to this Agreement and the Plan. For example, important additional information on vesting and forfeiture of the Restricted Stock Units is contained in paragraphs 3, 4 and 7 of the Terms and Conditions. PLEASE READ ALL OF THE TERMS AND CONDITIONS OF THIS GRANT.

GRANTEE
_______________________________
[NAME]
Date: ___________

To accept the grant, please sign this Agreement as indicated above and send a copy to the Company’s Stock Programs Department via email at Stock_Programs@amat.com or via regular mail at the following address:

Applied Materials, Inc.
Attn: Stock Programs
3225 Oakmead Village Drive, M/S 1213
P.O. Box 58039
Santa Clara, CA 95054

Please retain a copy of your signed Agreement. You may obtain a paper copy of the Agreement at any time by requesting one from Stock Programs at the email or regular mail addresses indicated above or by phone at (408) 748-5552.

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AGREEMENT
FOR NONEMPLOYEE DIRECTORS
1.Grant. The Company hereby grants to the Grantee the number of Restricted Stock Units set forth on the first page of the Notice of Grant of this Agreement, subject to all the terms and conditions in this Agreement and the Company’s Employee Stock Incentive Plan (the “Plan”). When Shares are delivered to the Grantee as payment for the Restricted Stock Units, the par value of each Share will be deemed paid by the Grantee by past services rendered by him or her to the Company. Payment of Shares shall be subject to applicable tax withholdings. Unless otherwise defined herein, capitalized terms used herein will have the meanings ascribed to them in the Plan.
2.Company’s Obligation to Pay. Each Restricted Stock Unit has a value equal to the Fair Market Value of a Share on the Grant Date. Unless and until the Restricted Stock Units have vested in the manner set forth in paragraphs 3 and 4, the Grantee will have no right to payment of such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company. Payment of any vested Restricted Stock Units will be made in whole Shares only.
3.Vesting Schedule/Period of Restriction. Except as provided in paragraph 4, and subject to paragraph 7, the Restricted Stock Units awarded by this Agreement will vest in accordance with the vesting provisions set forth on the first page of the Notice of Grant of this Agreement. Restricted Stock Units will not vest in accordance with any of the provisions of this Agreement unless the Grantee will have continuously served as a Director of the Company from the Grant Date up to and including the scheduled vesting date of the Restricted Stock Units.
4.Acceleration of Vesting.
a.Death of Grantee. In the event that the Grantee dies while serving as a Director but prior to the vesting of his or her Restricted Stock Units, one hundred percent (100%) of the Restricted Stock Units subject to this Agreement will vest on the date of the Grantee’s death. If the Grantee is subject to Hong Kong’s ORSO provisions, this paragraph 4(a) will not apply to this award of Restricted Stock Units.
b.Disability of Grantee. If Grantee has a Termination of Service due to Disability prior to the vesting of his or her Restricted Stock Units subject to this Agreement, one hundred percent (100%) of such Restricted Stock Units shall immediately become vested. If the Grantee is subject to Hong Kong’s ORSO provisions, this paragraph 4(b) will not apply to this award of Restricted Stock Units.
5.Payment after Vesting. Subject to the provisions of paragraphs 8 and 20, any Restricted Stock Units that vest in accordance with paragraph 3 or 4 will be paid to the Grantee (or in the event of the Grantee’s death, to his or her estate) as soon as practicable following the vesting date, but in all cases within 60 days following the vesting date of such Restricted Stock Units. Notwithstanding the foregoing, any Restricted Stock Units that vest in accordance with paragraphs 3 or 4 that the Grantee elects to defer pursuant to paragraph 6 will be paid to the Grantee in accordance with the terms of paragraph 6 below, subject to the provisions of paragraphs 8 and 20. For each Restricted Stock Unit that vests, the Grantee will receive one Share, subject to withholding under paragraph 8.
6.Deferral. Subject to the Committee’s determination that this right of deferral or any term thereof complies with applicable laws or regulations in effect from time to time, Grantee may make an election to defer the issuance of the Shares issuable in accordance with the terms and conditions set forth in a Restricted Stock Unit Deferral Election Form approved by the Committee. In the event of the Committee’s determination otherwise, the Committee may, in its discretion, deny Grantee this right of deferral altogether, modify the terms of the deferral and/or add such requirements as it deems necessary or advisable to comply with applicable law and regulations. If the Grantee elects to defer the issuance of vested Restricted Stock Units in accordance with this paragraph 6, payment of the deferred vested Restricted Stock Units (and any dividends payable in accordance with paragraph 9) will be made in accordance with the terms of the deferral election.
7.Forfeiture. Notwithstanding any contrary provision of this Agreement, any Restricted Stock Units that have not vested pursuant to paragraph 3, 4a or 4b at the time of the Grantee’s Termination of Service for any or no reason will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company.
8.Withholding of Taxes. If any tax withholding is required when Shares are issued as payment for vested Restricted Stock Units or, in the discretion of the Company, at such earlier time as the Tax Obligations (defined below) are due, the Company (or, if the Grantee has become an employee of an Affiliate, the employing Affiliate), will withhold a portion of the Shares that has an aggregate market value sufficient to pay all taxes and social insurance liability and other requirements in connection with the Shares, including, without limitation, (a) all federal, state and local income, employment and any other applicable taxes that are required to be withheld by the Company or the employing Affiliate, (b) the Grantee’s and, to the extent required by the Company (or the employing Affiliate), the Company’s (or the employing Affiliate’s) fringe benefit tax liability, if any, associated with the grant, vesting, or sale of the Restricted Stock Units awarded and the Shares issued thereunder, and (c) all other taxes or social insurance liabilities with respect to which the Grantee has agreed to bear responsibility (collectively, the “Tax Obligations”). The number of Shares withheld pursuant to the prior sentence will be rounded up to the nearest whole Share, with no refund provided in the U.S. for any value of the Shares withheld in excess of the Tax Obligations as a result of such rounding. Notwithstanding the foregoing, the Company, in its sole discretion, may require the Grantee to make alternate arrangements satisfactory to the Company for such Tax Obligations in advance of the arising of any Tax Obligations.
Notwithstanding any contrary provision of this Agreement, no Shares will be issued unless and until satisfactory arrangements (as determined by the Company) have been made by the Grantee with respect to the payment of any Tax Obligations that the Company determines must be withheld or collected with respect to such Shares. In addition and to the maximum extent permitted by law, the Company (or the employing Affiliate) has the right to retain without notice from any fees, salary or other amounts payable to the Grantee, cash having a sufficient value to satisfy any Tax Obligations that the Company determines cannot be satisfied through the withholding of otherwise deliverable Shares or that are due prior to the issuance of Shares under the Restricted Stock Units award. All Tax Obligations related to the Restricted Stock Units award and any Shares delivered in payment thereof are the sole responsibility of the Grantee.
9.Dividend Equivalents for Deferred Restricted Stock Units. If the Grantee elects to defer the issuance of vested Restricted Stock Units (the “Deferred Restricted Stock Units”) in accordance with paragraph 6, the Grantee will be entitled to receive dividends or distributions paid on the Shares underlying vested Deferred Restricted Stock Units in accordance with this paragraph 9. Any such dividends or distributions automatically will be credited as Deferred Restricted Stock Unit (the “Dividend Restricted Stock Units”).
a.Cash Dividends. If the Company declares and pays any cash dividends or cash distributions on Shares during a calendar year, then with respect to the Deferred Restricted Stock Units that have vested as of the date the cash dividend or distribution was paid and that remain unissued on the last Nasdaq Global Select Market trading day of that year (the “Applicable Date”), such Deferred Restricted Stock Units will be increased on the Applicable Date by a number of Dividend Restricted Stock Units equal to the quotient obtained by dividing the cash dividend or distribution paid on the Shares underlying such vested Deferred Restricted Stock Units by the Fair Market Value (as defined in the Plan) of a Share on the Applicable Date, rounded down to the nearest whole Share. Specifically, the number of Dividend Restricted Stock Units for each cash dividend or distribution during a calendar year will be determined in accordance with the following formula, rounded down to the nearest whole Share: X = (A x B)/C, where X = the Dividend Restricted Stock Units that will become vested Deferred Restricted Stock Units on the Applicable Date by reason of the cash dividend or distribution paid during the year, A = the number of unissued Shares that were vested as of the cash dividend or distribution date and remain subject to the vested Deferred Restricted Stock Units as of the Applicable Date, B = the per Share amount of the applicable cash dividend or distribution, and C = the Fair Market Value of a Share on the Applicable Date.
b.Stock Dividends. If the Company declares and pays any stock dividends or stock distribution on Shares during a calendar year, then the number of unissued Shares, if any, that remain subject to Grantee’s vested Deferred Restricted Stock Units automatically will be adjusted in accordance with paragraph 12.
c.Any Dividend Restricted Stock Units resulting from the application of this paragraph 9 will be subject to the same terms and conditions (including, without limitation, the applicable deferral election and forfeiture provisions) as the unissued Deferred Restricted Stock Units to which they relate.
10.Rights as Stockholder. Neither the Grantee nor any person claiming under or through the Grantee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Grantee (including through electronic delivery to a brokerage account). Except as provided by paragraph 9, any quarterly or other regular, periodic dividends or distributions (as determined by the Company) paid on Shares will affect neither unvested Restricted Stock Units nor Restricted Stock Units that are vested but unpaid, and no such dividends or other distributions will be paid on unvested Restricted Stock Units or Restricted Stock Units that are vested but unpaid. After such issuance, recordation and delivery, the Grantee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
11.No Effect on Service. Subject to any subsequent employment or service contract that may be entered into with the Grantee or applicable laws, the terms of the Grantee’s service to the Company, whether as a Director or otherwise, will be determined from time to time by the Company, or the Affiliate employing the Grantee, as the case may be, and the Company, or the Affiliate employing the Grantee, as the case may be, will have the right, which is hereby expressly reserved, to terminate or change the terms of the service as a Director or employment of the Grantee at any time for any reason whatsoever, with or without good cause. The transactions contemplated hereunder and the vesting schedule set forth on the first page of the Notice of Grant of this Agreement do not constitute an express or implied promise of continued service as a Director or employment for any period of time.
12.Changes in Restricted Stock Units. If as a result of a stock or extraordinary cash dividend, stock split, distribution, reclassification, recapitalization, combination of Shares or the adjustment in capital stock of the Company or otherwise, or as a result of a merger, consolidation, spin-off or other corporate transaction or event, the Restricted Stock Units will be increased, reduced or otherwise affected, and by virtue of any such event, the Grantee will, as the owner of unvested Restricted Stock Units (the “Prior Restricted Stock Units”), be entitled to new or additional or different shares of stock, cash or other securities or property (other than rights or warrants to purchase securities), such new or additional or different shares, cash or securities or property will thereupon be considered to be unvested Restricted Stock Units and will be subject to all of the conditions and restrictions that were applicable to the Prior Restricted Stock Units pursuant to this Agreement and the Plan. If the Grantee receives rights or warrants with respect to any Prior Restricted Stock Units, such rights or warrants may be held or exercised by the Grantee, provided that until such exercise any such rights or warrants and after such exercise any shares or other securities acquired by the exercise of such rights or warrants will be considered to be unvested Restricted Stock Units and will be subject to all of the conditions and restrictions that were applicable to the Prior Restricted Stock Units pursuant to the Plan and this Agreement.
13.Address for Notices. Any notice to be given to the Company under this Agreement shall be addressed to the Company, in care of Stock Programs, at Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1213, P.O. Box 58039, Santa Clara, CA 95054, or at such other address as the Company may hereafter designate in writing.
14.Grant is Not Transferable. Except to the limited extent provided in this Agreement, this grant of Restricted Stock Units and the rights and privileges conferred hereby shall not be sold, pledged, assigned, hypothecated, transferred or disposed of any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process, until the Grantee has been issued Shares in payment of the Restricted Stock Units. Upon any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

15.Restrictions on Sale of Securities. The Grantee’s sale of the Shares issued as payment for vested Restricted Stock Units under this Agreement will be subject to any market blackout period that may be imposed by the Company and must comply with the Company’s insider trading policies, and all applicable securities and other laws.
16.Binding Agreement. Subject to the limitation on the transferability of this Restricted Stock Units award contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
17.Additional Conditions to Issuance of Certificates for Shares. The Company shall not be required to issue any certificate or certificates (which may be in book entry form) for Shares payable under this Agreement prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee, in its sole discretion, will have determined to be necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. state or federal governmental agency, which the Committee, in its sole discretion, will have determined to be necessary or advisable; and (d) the lapse of such reasonable period of time following the vesting date of the Restricted Stock Units, as the Committee may establish from time to time, for reasons of administrative convenience.
18.Plan Governs. This Agreement is subject to all the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
19.Committee Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
20.Section 409A. Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting or issuance of all or a portion of any unvested Restricted Stock Units is accelerated in connection with the Grantee’s termination as a Director (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if both (a) Grantee is a “specified employee” within the meaning of Section 409A at the time of such termination as a Director, and (b) the payment of such accelerated Restricted Stock Units would result in the imposition of additional tax under Section 409A if paid to the Grantee within the six (6) month period following the Grantee’s termination as a Director, then the payment of such accelerated Restricted Stock Units will not be made until the date that is six (6) months and one (1) day following the date of the Grantee’s termination as a Director, unless the Grantee dies following his or her termination as a Director, in which case, the Restricted Stock Units will be paid in Shares to the Grantee’s estate as soon as practicable following his or her death. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
21.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
22.Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
23.Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Grantee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the parties agree to work in good faith to revise this Agreement as necessary or advisable to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this award of Restricted Stock Units.
24.Amendment, Suspension or Termination of the Plan. By accepting this Restricted Stock Units award, the Grantee expressly warrants that he or she has received a right to receive stock under the Plan, and has received, read and understood a description of the Plan. The Grantee understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
25.Labor Law. By accepting this Restricted Stock Units award, the Grantee acknowledges that: (a) the grant of these Restricted Stock Units is a one-time benefit which does not create any contractual or other right of the Grantee to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units; (b) all determinations with respect to any future grants, including, but not limited to, when the Restricted Stock Units will be granted, the number of Restricted Stock Units subject to each award and when the Restricted Stock Units will vest, will be at the sole discretion of the Company; (c) the Grantee’s participation in the Plan is voluntary; (d) the value of these Restricted Stock Units is an extraordinary item of compensation that is outside the scope of any subsequent employment contract with the Grantee, if any; (e) these Restricted Stock Units are not part of the Grantee’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) the vesting of these Restricted Stock Units will cease upon termination of service as a Director for any reason, except as may otherwise be explicitly provided in the Plan or this Agreement; (g) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (h) these Restricted Stock Units have been granted to the Grantee in the Grantee’s status as a Nonemployee Director of the Company; and (i) there will be no additional obligations for any Affiliate employing the Grantee as a result of these Restricted Stock Units.
26.Disclosure of Grantee Information. By accepting this Restricted Stock Units award, the Grantee consents to the collection, use and transfer of personal data as described in this paragraph. The Grantee understands that the Company and its Affiliates hold certain personal information about him or her, including his or her name, home address and telephone number, date of birth, social security or identity number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all awards of Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the purpose of managing and administering the Plan (“Data”). The Grantee further understands that the Company and/or its Affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of his or her participation in the Plan, and that the Company and/or any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Grantee understands that these recipients may be located in the European Economic Area, or elsewhere, such as in the U.S. or Asia. The Grantee authorizes the Company to receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data to a broker or other third party with whom the Grantee may elect to deposit any Shares of stock acquired from this award of Restricted Stock Units, as may be required for the administration of the Plan and/or the subsequent holding of Shares of stock on his or her behalf. The Grantee understands that these recipients may be located in the European Economic Area, or elsewhere, such as in the U.S. or Asia. The Grantee understands that he or she may, at any time, view the Data, require any necessary amendments to the Data or withdraw the consent herein in writing by contacting the Human Resources department and/or the Stock Programs Administrator for the Company and/or its applicable Affiliates.
27.Notice of Governing Law. This award of Restricted Stock Units will be governed by, and construed in accordance with, the laws of the State of California, in the U.S.A., without regard to principles of conflict of laws.

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